	Exhibit 99(a)
Household Home Equity Loan Trust 2002-2

Original Principal Amount	$ 1,290,500,000.00
Number of Class A Bonds (000's)	1,290,500
		Sum of 1/21/2003
Distribution Date		to 12/22/2003

		Total 2003
CLASS A
Principal Payment Amount		523,485,040.99
Interest Payment Amount		12,609,487.64